Exhibit 23




                       CONSENT OF INDEPENDENT ACCOUNTANTS


      We consent to the incorporation by reference in the prospectuses included in the registration statements of TriMas Corporation and subsidiaries on Form S-8 (Registration No. 33-31030) and on Form S-3 (Registration Nos. 33-56372, 33-72462, 33-53889 and 33-59014) of our report dated February 8, 1995, on our audits of the consolidated financial statements and financial statement schedule of TriMas Corporation and subsidiaries as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31,1994, which report is included in this Annual Report on Form 10-K.




COOPERS & LYBRAND L.L.P.

Detroit, Michigan
March 2, 1995